EXHIBIT 99.1

374Water Releases Q3 2023 Results

Updates OC Sanitation unit deployment timeline

Announces Brad Meyers as become Chief Operating Officer

DURHAM, NC / ACCESSWIRE / November 10, 2023 / 374Water Inc. (NASDAQ:SCWO), a global social impact and cleantech company offering a revolutionary commercial waste management solution for the environment, today provides a business update and reports its financial results for the quarter ended September 30, 2023.

"We continue to make great progress in our pursuit to deliver our first commercial AirSCWO 6 system to Orange County Sanitation District and bring to life our plans to engage with additional municipalities to redefine industry standards in waste management," said Jeff Quick, Interim CEO of 374Water. "While our revolutionary technology has the ability to shape the future of the industry, our unwavering dedication to perfection and our resolve to anticipate issues have led to an anticipated delivery timeline for our debut unit in early 2024. The additional months will help ensure flawless operation to meet our customer's objectives such that we can showcase a technology that not only meets, but surpasses, expectations of our existing and prospective customers as well as our shareholders. We are confident that the presence of an operational unit will help solidify new transactions."

Mr. Quick continued, "At the same time, we continue to invest in building and maturing transactions in our pipeline. We look forward to sharing news of successful deployment and new contracts in the near future that support revenue growth and profitability over the long term."

Financial Highlights

•	For the nine month period ended September 30, 2023, the Company generated revenue of $864,000 which compares to $2,226,000 for the nine months ended September 30, 2022, a 61% decrease. Revenue for the quarter decreased 99% to $12,000, compared to last year's quarter of $923,000.
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Our revenue streams this quarter reflect continued emphasis on cultivating long-term customer relationships. We are currently nurturing several key partnerships that are in the later stages of our sales cycle, which have the potential not only to enhance upcoming revenues but to provide a stable foundation for sustainable growth.

•	Total Operating Expenses increased as the Company makes strides in building its pipeline while commercializing and improving its technology:
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For the nine month period ended September 30, 2023, Total Operating Expenses increased to $5,250,000 from $3,265,000 driven primarily by an increase in Compensation and Related expenses to $2,191,000 from $1,136,000 and an increase in General and Administrative expenses to $1,804,000 from $1,027,000.

◾	For the quarter ended September 30, 2023, Total Operating Expenses increased to $1,716,000 from $1,023,000. Compensation and Related Expenses grew to $739,000 from $435,000. General and Administrative expenses increased to $542,000 from $387,000.
◾	For the nine and three month periods, Compensation and Related expenses increased primarily due to increases in payroll and benefit expenses as a result of growing our talented and capable workforce to meet our scaling objectives, improve operations and customer service and drive innovation.
◾	For the nine and three month periods, General and Administrative expenses increased primarily as a result of increased marketing expenses thoughtfully incurred to expand our customer base and brand awareness.

Capital Structure

•	As of September 30, 2023 the Company had working capital of $16,278,000 compared to $7,061,000 at December 31, 2022. This increase in working capital provides sufficient capital to execute on the Company's goals and objectives.

Operational Highlights

•	Brad Meyers has been promoted from our Head of Manufacturing to Chief Operating Officer demonstrating 374Water's commitment to successfully scaling its business. Mr. Meyers is an experienced executive with a demonstrated history of working in automotive and industrial manufacturing. He has designed, installed, and removed systems for the automotive manufacturing, recycling, aggregate processing, rubber processing, and industrial manufacturing sectors. Mr. Meyers has also commercialized several technologies and products during his industrial career, being instrumental from the R&D phase through full scale production and sales.
•	The Company continues to gain traction in testing in quality control as it plans to deploy ANA, the first commercial-grade AirSCWO unit to Orange County Sanitation District. Brad Meyers, 374Water's newly appointed Chief Operating Officer commented on the progress being made in preparation of deployment, "We are excited to announce the successful completion of the Factory Acceptance Test (FAT) for our dewatering skid, along with significant enhancements to the control interface that connects it with the AirSCWO 6 system. These advancements enable real-time adjustments in the solid concentrations during the biosolids processing phase. This innovation not only ensures seamless continuous operation but optimizes the concentration and throughput. Furthermore, it affords greater control over the inert mineral load, enhancing the overall efficiency of the AirSCWO's solids management system."
•	At the same time, our second unit, Genesis, is also underway with an anticipated deployment in 2024 as our demonstration unit.
•	The Company was pleased to win the esteemed Innovative Technology Award at this year's WEFTEC conference, reflecting its unwavering commitment to pushing the boundaries of innovation to create sustainable solutions for the water industry while pioneering a new era in sustainable waste management.
•	The Company announced it had received approval for funding from the Legislative-Citizen Commission on Minnesota Resources (LCCMR). The team's study, "Breaking the PFAS Cycle with a Full-Scale Demonstration" was selected for inclusion in the LCCMR's annual recommendations to the Minnesota Legislature on how to allocate proceeds from the state's Environment and Natural Resources Trust Fund.

For more on AirSCWO or about our team, visit 374Water.com or follow us on LinkedIn.

About 374Water

374Water Inc. (NASDAQ:SCWO), is a global cleantech, social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their environmental, social, and governance (ESG) and sustainability goals. Follow us on LinkedIn.

Cautionary Language

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.

Investor Contact:

Heather Crowell

ir@374water.com

Media Contact:

Christian Rizzo

media@374water.com

374Water Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2023 (Unaudited) and December 31, 2022

	2023	2022
Assets
Current Assets:
Cash	$12,802,091	$4,046,937
Accounts receivable, net of allowance of $74 and $0	16,761	-
Unbilled accounts receivable	1,697,576	918,164
Inventory	1,910,123	1,660,710
Investments	-	1,944,464
Prepaid expenses	416,464	153,455
Total Current Assets	16,843,015	8,723,730
Long-Term Assets:
Equipment, net	182,099	143,079
Intangible asset, net	1,004,957	1,050,022
Total Long-Term Assets	1,187,056	1,193,101
Total Assets	$18,030,071	$9,916,831

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$382,027	$1,449,582
Deferred revenue	183,060	200,109
Other liabilities	-	13,528
Total Current Liabilities	565,087	1,663,219
Total Liabilities	565,087	1,663,219
Stockholders' Equity
Preferred stock: 50,000,000 authorized; par value $0.0001 per share, nil issued and outstanding at September 30, 2023 and December 31, 2022	-	-

Common stock: 200,000,000 common shares authorized, par value $0.0001 per share, 132,667,107 and 126,702,545 shares outstanding at September 30, 2023 and December 31, 2022, respectively	13,266	12,669
Additional paid-in capital	30,326,463	16,110,221
Accumulated (deficit)	(12,872,333)	(7,849,982)
Accumulated other comprehensive loss	(2,412)	(19,296)
Total Stockholders' Equity	17,464,984	8,253,612
Total Liabilities and Stockholders' Equity	$18,030,071	$9,916,831

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

374Water Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and nine months ended September 30, 2023 and 2022

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Revenue	$12,290	$922,718	$863,611	$2,226,477
Cost of Goods Sold	178,680	812,386	944,082	1,962,879
Gross Profit (Loss)	(166,390)	110,332	(80,471)	263,598
Operating Expenses
Research and development	317,573	118,253	945,443	726,602
Compensation and related expenses	739,181	435,297	2,191,061	1,135,979
Professional fees	117,543	82,752	309,398	375,313
General and administrative	541,697	387,018	1,803,691	1,027,287
Total Operating Expenses	1,715,994	1,023,320	5,249,593	3,265,181

Loss from Operations	(1,882,384)	(912,988)	(5,330,064)	(3,001,583)

Other Income (Expense)
Interest income	148,834	162	261,660	1,617
Other income	2,119	-	46,053	7
Total Other Income (Expense)	150,953	162	307,713	1,624
Net Loss before Income Taxes	(1,731,431)	(912,826)	(5,022,351)	(2,999,959)
Provision for Income Taxes	-	-	-	-

Net Loss	$(1,731,431)	$(912,826)	$(5,022,351)	$(2,999,959)

Other Comprehensive Loss
Change in foreign currency translation	(7,850)	-	(2,412)	(850)
Change in unrealized loss on marketable securities	-	(3,122)	-	(3,122)
Total other comprehensive gain (loss)	(7,850)	(3,122)	(2,412)	(3,972)

Total Comprehensive Loss	(1,739,281)	(915,948)	(5,024,763)	(3,003,931)
Net Loss per Share - Basic and Diluted	$(0.01)	$(0.01)	$(0.04)	$(0.02)

Weighted Average Common Shares Outstanding - Basic and Diluted	132,145,497	126,680,895	129,578,743	126,621,412

374Water Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2023 and 2022 (Unaudited)

	2023	2022
Cash Flows from Operating Activities
Net loss	$(5,022,351)	$(2,999,959)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	63,582	50,052
Stock based compensation	667,950	419,995
Change in foreign currency translation	(2,083)	-

Changes in operating assets and liabilities:
Accounts receivable	(16,761)	(164,600)
Unbilled accounts receivable	(779,412)	-
Inventory	(249,413)	-
Prepaid expenses	(263,009)	(1,079,467)
Accounts payable and accrued expenses	(1,067,555)	980,679
Deferred revenue	(17,049)	200,109
Other liabilities	(13,528)	(5,002)

Cash Provided by (Used In) Operating Activities	(6,699,629)	(2,598,193)

Cash Flows from Investing Activities
Purchase of marketable securities	-	(5,998,243)
Purchase of equipment	(51,813)	(125,011)
Increase in intangible assets	(5,724)	(1,745)

Cash Provided by (Used In) Investing Activities	(57,537)	(6,123,999)

Cash Flows from Financing Activities
Proceeds from the sale of investments	1,963,431	-
Proceeds from the issuance of common stock	13,548,889	-

Cash Provided by Financing Activities	15,512,320	-

Net Increase in Cash	8,755,154	(8,723,192)
Cash, Beginning of the Period	4,046,937	11,131,175
Cash, End of the Period	$12,802,091	$2,407,983

NON-CASH FINANCING ACTIVITIES
Conversion of preferred stock to common stock	$-	$133

SOURCE: 374Water Inc.